EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Embecta Corp. 2022 Employee and Director Equity-Based Compensation Plan, as amended, of our reports dated November 25, 2025, with respect to the consolidated financial statements of Embecta Corp. and the effectiveness of internal control over financial reporting of Embecta Corp. included in its Annual Report (Form 10-K) for the year ended September 30, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 7, 2026